EXHIBIT  4
MONDAY  FEBRUARY  4,  5:32  PM  EASTERN  TIME

PRESS  RELEASE

SOURCE:  Intervisual  Books  Inc.

INTERVISUAL  BOOKS  COMPLETES  SECOND  FUNDING

SANTA  MONICA,  Calif.--(BUSINESS  WIRE)--Feb.  4,  2002--Intervisual Books Inc.
(IBI)  (OTC:IVBK  -  news)  reported it completed a second funding as previously
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announced  with  Intervisual  Partners  LLC  (Investors).  The  Company received
$1,600,000 at the second closing and sold 1,269,841 additional shares of its voting convertible Series A preferred stock to the Investors. Each share of Series A preferred stock currently converts into two common shares with a current conversion price of $0.63 per share.

Also, effective at the second funding is a stockholders agreement which grants the purchaser registration and other rights, including the right to nominate a majority of the Company's directors.

Larry Nusbaum, CEO, said, `"With this capital we are going to introduce new children's educational formats, maximize our backlist, and acquire new licensed properties." Mr. Nusbaum added, "My goal is to expand the Company's core channels of distribution along with penetrating new multi-media markets."

Intervisual Books Inc. also announced that Norm Sheinman, its president and COO, left the company effective January 31, 2002, to explore other opportunities in the publishing industry.

Intervisual is the world's leading creator and producer of interactive pop-up and novelty books for children and adults and is a leading independent distributor of videos and DVDs.

This  press  release  contains  forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The Company may experience significant fluctuations in future operating results due to a number of economic, competitive and other factors, including, among other things, the size and timing of customer orders, changes in market demand, market acceptance of new products, seasonality in product purchases, changes in foreign exchange rates and others. These factors and others could cause operating results to vary significantly from those in prior periods, and those projected in forward-looking statements. Additional information with respect to these and other factors that could materially affect the Company and its operations are included in the Company's filings with the Securities and Exchange Commission and are incorporated herein.

Contact:
     Intervisual  Books  Inc.,  Santa  Monica
     Larry  Nusbaum  or  Dan  P.  Reavis,  310/396-8708